SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2004

RICHARDSON ELECTRONICS, LTD

(Exact Name of Registrant as Specified in Charter)

Delaware	0-12906	36-2096643

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, La Fox, IL	60147-0393
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (630) 208-2200

Item 9. Regulation FD Disclosure

For Immediate Release

For Details Contact:

Ed Richardson                                                  Dario Sacomani

Chairman and Chief Executive Officer            Senior Vice President and

Richardson Electronics, Ltd.                            Chief Financial Officer

Phone:  (630) 208-2340                                    Richardson Electronics, Ltd.

E-mail:  info@rell.com

Richardson Prices Its Common Stock Offering

LaFox, IL, Friday, July 2, 2004:  Richardson Electronics, Ltd. (NASDAQ: RELL) (the “Company”) today announced that it has priced its offering of 3,000,000 shares of its common stock at a public offering price of $10.25 per share. In connection with this offering, the underwriters have a 30-day option to purchase up to an additional 450,000 shares to cover over-allotments, if any. The offering is expected to close on July 8, 2004.

Jefferies & Company, Inc., acted as lead underwriter in the offering. William Blair & Company, L.L.C. and KeyBanc Capital Markets, a division of McDonald Investments Inc., acted as co-managing underwriters for the offering. A copy of the final prospectus relating to this offering may be obtained from Jefferies & Company, Inc., 520 Madison Avenue, New York, New York 10022, Attention: Syndicate Department.

A registration statement on Form S-1 relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering is being made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD

Dated: July 2, 2004	By:	/s/ DARIO SACOMANI
	Name:	Dario Sacomani
	Title:	Senior Vice President and Chief Financial Officer